EXHIBIT 10.6

Non-Qualified Deferred Compensation Plan

Trust Agreement

This Trust Agreement made as of this 10th day of January, 2007 (the “Effective Date”) by and between Business Staffing, Inc. (the “Company”) and The Charles Schwab Trust Company (“CSTC” or the “Trustee”);

WHEREAS, the Company has adopted the non-qualified deferred compensation plan(s) listed on Exhibit A (collectively, the “Plan”);

WHEREAS, the Company has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in the Plan (each, a “Participant”);

WHEREAS, the Company wishes to establish a trust (the “Trust”) so that the Company may contribute to the Trust assets that will be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”);

NOW, THEREFORE, the Company and the Trustee hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1

Establishment of Trust

(a) The Trust hereby established is irrevocable by the Company,

(b) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, Chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(c) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(d) The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash, policies of life insurance (if acceptable to the Trustee), or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits. The Trustee shall have no duty to (i) compute any amount required to be transferred or paid to it by the Company, (ii) collect any contributions or transfers to the Trust, or (iii) determine whether any contribution or transfer complies with the terms of the Plan.

(e) Before or upon a Change of Control (as defined in Exhibit B), the Company shall, as soon as possible, but in no event longer than 3 days following the Change of Control, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred, plus an additional amount necessary to cover all administrative costs and expenses, litigation costs and expenses and Trustee’s fees and expenses under Section 9 below.

(f) Within 7 days following the end of the Plan year(s) ending after a Change of Control, the Company shall be required to irrevocably deposit additional cash or other property to the Trust in an amount sufficient to pay each Plan participant or beneficiary the benefits payable pursuant to the terms of the Plan as of the close of the Plan year(s).

Section 2

Payments to Plan Participants and Their Beneficiaries

(a) The Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. Notwithstanding the foregoing, following a Change of Control, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with the last Payment Schedule delivered to the Trustee at the time of or preceding such Change of Control.

(b) The Company agrees to prepare information on the amount and taxable portion of each distribution made to participants or their beneficiaries, including preparation of IRS Form 1099-R and/or IRS Form W-2, and with respect to the preparation of such IRS Forms, the Company will be the payor for the purposes of Section 3402 of the Code. The Company agrees to indemnify and hold harmless CSTC from and against any liability arising out of such reporting obligation.

(c) The Trustee agrees to prepare information on the amount of each distribution made to participants, their beneficiaries, or other parties only with respect to payments properly reportable on Form 1099-Misc. With respect to such payments, the Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company. The Company shall furnish to the Trustee the information necessary to carry out such reporting and withholding. The Trustee shall notify the Company if the Trustee needs additional information to timely and properly report and withhold on such payments from the Plan. If such information is not provided to the Trustee following such notification to the Company, then the Company shall hold the Trustee harmless from and indemnify it for any liability and related expenses that arise in connection with improper reporting or withholding or failure to report or withhold.

(d) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(e) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee, in advance, of the Company’s decision to make direct payment of benefits to participants and beneficiaries under the Plan, subject to reimbursement from the Trust. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee, upon receipt of written certification that the Company has made a direct payment and a request for reimbursement, shall make a payment to the Company from Trust assets (in cash or in-kind, as requested by the Company) equal in value to the amount of such payments. Upon a Change of Control, reimbursement may be made from the Trust only to the extent that the assets in the Trust after such payment would be greater than or equal to 100% of Plan liabilities. The Trustee shall notify the Company where principal and earnings are not sufficient to make any such payment.

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(f) The Trustee shall have no liability for making any distribution, delivery or transfer pursuant to the direction of the Company and shall be under no duty to make inquiry whether any distribution, delivery or transfer directed by the Company is made pursuant to the provisions of the Plan or pursuant to a domestic relations order approved by the Company, nor shall the Trustee be responsible for the adequacy of the Trust to discharge any and all payments and liabilities under the Plan.

(g) If the Trustee is directed by the Company to make a distribution, the Trustee may, but need not follow such direction if the Trustee shall deem it necessary to delay any distribution pending compliance with any legal requirements, including, without limitation, the probate of a will, the appointment of a personal representative, the payment or provision for estate or inheritance taxes, or for death duties or otherwise. In these circumstances, the Trustee shall notify the Company of the need for the delay and shall thereafter take no action pending the receipt of (i) the Company’s instructions to distribute notwithstanding such requirements and (ii) an agreement from the Company, in a form satisfactory to the Trustee, protecting the Trustee from any liability arising out of noncompliance with such requirements. Until the Company has acted in accordance with clauses (i) and (ii) of the preceding sentence, the Company shall hold the Trustee harmless from and indemnify it for any liability and related expenses that arise from such delay.

Section 3

Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent

(a) The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. Under such circumstances, the Trustee shall be fully protected in delivering any property held in the Trust as a court of competent jurisdiction may direct to satisfy the claims of the general creditors of the Company.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received written notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. Further, the Trustee shall in no event be affirmatively obligated to periodically inquire into or determine whether the Company is Insolvent.

(3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

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(4) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

(5) In determining whether the Company is, or continues to be, Insolvent, the Trustee shall be entitled to rely exclusively and conclusively upon the written certification of the Board of Directors or the Chief Executive Officer of the Company, as the case may be, with respect thereto. In the event neither the Board of Directors nor the Chief Executive Officer of the Company provides such written certification, the Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency. Notwithstanding the foregoing sentence, (i) in the event the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Trustee may rely exclusively without further investigation on any filings by the Company with the Securities and Exchange Commission under the Exchange Act; and (ii) in the event the Company is not subject to the reporting requirements of the Exchange Act, the Trustee may rely exclusively without further investigation on audited financial statements of the Company that are not more than three months old, and/or an opinion or other written conclusion of a nationally-recognized law or accounting firm (the cost of which the Trustee may charge to the Trust).

(c) Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4

Payments to the Company

Except as otherwise specifically provided in Sections 1, 3 and this Section 4, the Company shall have no right or power to direct the Trustee to return to the Company or to divert Trust assets for purposes other than those specified under this Agreement before all payment of benefits have been made to Plan participants and/or their beneficiaries pursuant to the terms of the Plan. Notwithstanding the foregoing, in the event that Trust assets exceed 110% of the total amount of Plan liabilities, as calculated by the Company in its sole and absolute discretion, the Company shall provide written certification to the Trust evidencing such excess funding and may request reimbursement from the Trustee of the amount by which the Trust assets exceed 110% of Plan liabilities.

Section 5

Investment Authority

(a) In no event may the Trustee follow a direction to invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust shall be exercised by the Trustee (or the person designated by the Trustee) as directed, and shall in no event be exercisable by or rest with Plan participants.

(b) Except as otherwise provided herein, before and/or at the time of a Change of Control, the Company shall have the right, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a non-fiduciary capacity without the approval or consent of any person in a fiduciary capacity. Subject to and after a Change of Control, the Company may substitute cash for Trust assets, and the Company may substitute non-cash assets only with the consent of the majority of participants entitled to receive benefits under the Plan.

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(c) Anything herein to the contrary notwithstanding, the Trustee shall not have any of the investment responsibilities normally or statutorily incident to the office of trustee. Rather, the Trustee shall act solely as a non-discretionary custodian of the Trust Fund and shall have only those powers and responsibilities that are necessary to enable it to perform its custodial function. Before and/or at the time of a Change of Control, the Company or its authorized delegate shall direct the Trustee as to the investment of the assets of the Trust. The Company and its authorized delegates may not direct the investment of assets of the Trust in assets that are not acceptable to the Trustee. The Trustee shall act only upon receipt of proper direction from the Company or its authorized delegate and shall have no duty to question any direction issued by the Company or its authorized delegate, or to review any asset or make any suggestions regarding investments. The Trustee shall not be liable for any losses or unfavorable results that may occur because the Trustee complies with the investment directions of the Company or its authorized delegate. The Company shall certify in writing to the Trustee the names and specimen signatures of all persons authorized to act on its behalf..

(d) If and to the extent the Company designates an investment manager or other person to direct the investment of all or part of the Trust (an “Investment Manager”) before and/or at the time of a Change of Control, the Investment Manager shall have the power to manage, acquire and dispose of assets of the Trust over which the Investment Manager exercises control. The Company must notify the Trustee in writing of the appointment of each Investment Manager and the assets over which such Investment Manager shall exercise control. The Trustee shall not be liable for any acts or omissions of an Investment Manager or have an obligation to invest or otherwise manage any asset of the Trust subject to the Investment Manager’s control. If the Company revokes the appointment of an Investment Manager, the investment responsibilities that had been delegated to the Investment Manager shall revert to the Company unless the Company appoints a successor Investment Manager.

(e) Except as otherwise provided herein, before and/or at the time of a Change of Control the Company or an Investment Manager may cause the Trust to be invested and reinvested in every kind of investment acceptable to the Trustee, as defined in Exhibit C, including without limitation publicly-traded equity and debt securities of all kinds issued by domestic or foreign governments, business organizations, registered and unregistered investment companies and trusts or other entities, convertible securities of all kinds, interest-bearing deposits in any depository institution (including CSTC and its affiliates), money market securities of all kinds, collective investments and insurance contracts.

(f) Before and/or at the time of a Change of Control, the Company or an Investment Manager may direct the Trustee to purchase annuity contracts, life insurance contracts, and/or company-owned life insurance policies (collectively referred to herein as “contracts”) from an insurance company, subject to this subsection (f). With respect to any such company-owned life insurance policies (each, a “COLI”), the Trustee is authorized and empowered to take such steps necessary to acquire and/or hold such COLIs in the Trust, in accordance with the terms of this Trust Agreement and the applicable Non-Qualified Deferred Compensation Plan COLI Instructions form, attached herein as Exhibit D. Any such Non-Qualified Deferred Compensation Plan COLI Instructions form executed by the Company and, if applicable, an Investment Manager, shall be incorporated by reference into this Trust Agreement, and all terms of this trust agreement, including Section 8 in its entirety, shall apply to such COLI Instruction form.

The Trustee shall not be responsible for the validity or proper execution of any contract delivered to it, or any act of any person who renders the contract void or voidable. The Trustee shall have no responsibility for paying any contract premiums unless the Company or the Investment Manager provides written instructions directing the Trustee to pay the premiums, including, where applicable, the Non-Qualified Deferred Compensation Plan COLI Instructions form, and sufficent assets of the Trust are available for such purpose. The Company or the Investment Manager, as the case may be, shall cause the Trustee to be designated as the sole owner of any such contract, with sole power to exercise all rights, privileges, options and other incidents of ownership at the direction of the Company or the Investment Manager, as the case may be.

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(g) Notwithstanding the foregoing, following a Change of Control, the Trustee shall invest and reinvest the Trust in accordance with the written investment directions of the Company or an Investment Manager, as the case may be, provided to the Trustee immediately prior to the Change of Control, and in the event no such written directions are so provided, the Trustee shall invest and reinvest the Trust in accordance with the written investment directions of the Company or an Investment Manager, as the case may be, in effect immediately prior to the Change of Control, without Trustee duty of inquiry, review or investigation.

(h) Notwithstanding any other provision in this Agreement to the contrary, the Trustee will have the right, but not the responsibility to clear, or cover overdrafts incurred in the Trust. In order to fulfill its obligation to clear Trust overdrafts, the Trustee will request the Company, or its delegate, to direct the Custodian to sell specific Trust assets in an amount sufficient to cover the overdraft. If the Trustee does not receive the requested direction before the close of business on the day of its request, the Trustee will have the right but not the responsibility to sell Trust assets in an amount necessary to cover the overdraft.

In the event the Trustee determines to sell Account assets in order to cover the overdraft, the Trustee will first liquidate any available money market funds held by the Trust, and to the extent such amounts are not sufficient to cover the overdraft, Trustee will liquidate other classes of Trust assets in the following order until sufficient funds are generated to cover the overdraft:

(1)	Capital Preservation Funds,

(2)	Bond Investment Funds,

(3)	Balanced Investment Funds,

(4)	Stock Investment Funds.

(i) The Trustee is authorized to contract or make other arrangements with The Charles Schwab Corporation, Charles Schwab & Co., Inc. (the “Broker”), their affiliates and subsidiaries, successors and assigns and any other organizations affiliated with or subsidiaries of the Trustee or related entities (collectively, the “Schwab Affiliates”), for the provision of services (including brokerage services) to the Trust, including without limitation delegating to the Broker the duty to hold and account for some or all of the assets of the Trust, except where such arrangements are prohibited by law or regulation.

(j) The Trustee is authorized to disclose such information as is necessary to the operation and administration of the Trust to the Schwab Affiliates and to such other persons or organizations that the Trustee determines have a legitimate business purpose for obtaining such information.

The Trustee is authorized to disclose upon request to companies whose securities are held in the Trust: (1) the Company’s and/or the Investment Manager’s name and address (2) the holdings in the Trust of securities issued by the requesting company, and (3) with respect to Rule 22c-2 of the Investment Company Act of 1933, the taxpayer identification number (“TIN”), if known, of any or all Plan participant(s) that purchased, redeemed, transferred or exchanged holdings in a fund subject to Rule 22c-2 through an account maintained by the Trustee, and the amounts and dates of each purchase, redemption, transfer or exchange, and other information that may be required by such rule.

Section 6

Disposition of Income

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

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Section 7

Accounting by Trustee

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other Property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Notwithstanding anything herein to the contrary, the Trustee shall have no obligation or responsibility to prepare or file any federal, state or local tax returns or reports with respect to the Trust.

Section 8

Responsibility of Trustee

(a) The Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or its authorized delegate which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Company or its authorized delegate. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

(d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

(g) In addition to any specific indemnification given the Trustee under other provisions of this Trust Agreement, the Company hereby agrees to indemnify the Trustee and its officers, directors, employees, agents and affiliates (“Indemnitees”) against, and shall hold the Indemnities harmless from, any and all losses, claims, liabilities, and expenses (including reasonable attorneys’ fees and expenses) imposed upon or incurred

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by the Indemnitees as a result of any acts taken, or any failure to act, in accordance with directions from the Company or any other person specified in this Trust Agreement, or any designee of any such person, or by reason of the Indemnities’ good faith execution of their duties with respect to the Trust, including, but not limited to, holding of the assets of the Trust, or any actions taken in connection with voting and tendering securities, except to the extent an Indemnitee’s act or omission is the direct consequence of such Indemnitee’s breach of this Trust Agreement due to its negligence or willful misconduct. Any expenses incurred by an Indemnitee which the Trustee believes to be subject to indemnification under this Trust Agreement may be charged against the Trust if not paid by the Company at the Trustee’s request, provided that the Company may delay payment of any amount in dispute until such dispute is resolved according to the provisions of this Trust Agreement. Such resolution may include the award of interest on unpaid amounts.

Section 9

Compensation and Expenses of Trustee

The Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

Such fees and expenses are paid to the Trustee and its affiliates as set forth in the Trustee’s Fee Schedule, which is incorporated herein by reference and which may be amended from time to time. The Company acknowledges receipt from the Trustee of the Fee Schedule and, where applicable, any other specific fee schedules applicable to the Trust (“Other Fee Schedules”) prior to execution of this Agreement. The Company acknowledges and agrees that the amounts described in such Fee Schedule and/or Other Fee Schedules, whichever it has received, are approved by it and are payable to the Trustee and that such amounts have been taken into consideration in determining the reasonableness of the amounts payable to the Trustee.

Reasonable compensation will include the float earned on uninvested cash, the reimbursement of expenses incurred by the Trustee in providing extraordinary services, and other compensation and remuneration as defined in the Fee Schedule and/or Other Fee Schedules, The Trustee reserves the right to alter this rate of compensation at any time by providing the Company with written notice of such change at least 60 days prior to its effective date.

Reasonable expenses, including counsel, appraisal, or accounting fees, may be withdrawn from the Trust unless paid by the Company within 30 days after mailing of the written billing by the Trustee, unless earlier withdrawal of expenses from the Trust is otherwise directed in writing by the Company. The Trustee reserves the right to charge overdraft fees and where applicable, will provide notice of such overdraft charges to the Company. In addition, the Trustee will pay the fees charged by any properly appointed Investment Manager from the Trust to the extent such payment is authorized by the Company until such time as the Company furnishes the Trustee a written notice to revoke such authorization at any time.

In addition to fees set forth elsewhere, the Company acknowledges that the Trustee may receive, as compensation for its services, any credit, interest or other earnings (collectively “Float”) on aggregate cash balances that the Trustee has on deposit with any third-party bank or other financial institution. Such cash balances may result from cash contributions not yet invested, cash pending trade settlements or cash pending distributions from the Trust.

The Trustee has the authority to initiate investments on behalf of the Trust only upon receipt of instructions from the Company or its delegate. The Trustee calculates its cash Float investment amount each business day by netting all cash activity and adjusting for cash reserved for investment or reinvestment and for cash reserved for distributions. The result is further adjusted by an additional reserve amount determined by the Trustee in its sole discretion as necessary to satisfy the Trust’s cash needs during the following day for settlement of trades and payments, which may be adjusted from time to time.

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The Trustee invests the net cash Float amount primarily in overnight and short-term investments, including money market funds, repurchase agreements, U.S. Government notes, bankers acceptances, and similar securities. The average maturity of the portfolio will not exceed 90 days. Thus the interest rates earned on Float approximate money market or federal funds rates. Exact rates earned for representative periods are available upon request.

The Trustee will comply with the following service standards.

(a) Incoming Cash: On days on which it is open for business, the Trustee will deposit into the Trust all incoming cash consisting of wires or Automated Clearing House (“ACH”) receipts on the date of receipt. The Trustee will process all incoming checks on the date of receipt if the Trustee receives them by the Trustee’s cash deposit cutoff deadline as published from time to time, such deadline being 4:00 p.m. PST at the time of this Agreement. Checks generally require two or three days to clear and be deposited into the Trust. Funds received after the cutoff times will be processed on the next business day. The period during which Trustee earns Float on these deposits (the “Float Period”) begins when the ACH transfer, wire or check is deposited to the Trust and ends when the cash is invested.

(b) Outgoing Cash: Days on which it is open for business, the Trustee will process outgoing checks, wires and ACH transfers within 48 hours after receipt of the distribution instructions from an authorized party. Outgoing checks are delivered to the U.S. postal service or other designated delivery services. The Float Period for distributions issued using checks begins on the day a check is issued from the Trust and ends when the check is presented for payment. If distributions are made using ACH transfers the Float Period begins when the ACH transfer is initiated and ends the next business day when the funds are deposited in the payee’s account. If distributions are made using wire transfers no Float is earned.

(c) Cash Pending Trade Settlement: The Trustee will process investment directives received from the Company or its delegate if the Trustee receives them by the Trustee’s trade cut-off deadlines as published from time to time. At the time of this Agreement, directives received before 10:00 a.m. PST (9:00 p.m. PST for trades processed through the Same Day/Late Day program) are initiated on the day received. Directives received after these times are processed on the next business day. The Float Period for such transactions ends when the trade is settled. Most mutual fund trades settle the day after they are initiated. Most other trades settle within three days following the day they are initiated.

Section 10

Resignation or Removal of the Trustee

(a) The Trustee may resign at any time by written notice to the Company, which shall be effective 60 days after receipt of such notice unless the Company and the Trustee agree otherwise.

(b) The Trustee may be removed by the Company on 60 days notice or upon shorter notice accepted by the Trustee.

(c) Upon resignation or removal of the Trustee and appointment of a Successor Trustee, all assets shall subsequently be transferred to the Successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

(d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under subsection (a) or (b) of this section. If no such appointment has been made, the Trustee in its sole discretion may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

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Section 11

Appointment of Successor

If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Company may appoint any third party corporate trustee unrelated to the Company and Affiliated Employers, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the Successor Trustee to evidence the transfer.

Section 12

Participation of Affiliated Employers

(a) Any Affiliated Employer (as defined below) which is an employer with respect to a Plan may adopt this Trust with the approval of the Company and upon action of the board of directors of such Affiliated Employer. Any such Affiliated Employer shall participate herein and be known as a “Participating Employer.” The Trustee shall maintain as separate accounts all contributions made by each Participating Employer, as well as all increments thereof and distributions and charges therefrom, in addition and in a manner comparable to the accounts maintained with respect to the Company.

(b) Unless otherwise provided by the Company, the participation of any Participating Employer shall take effect as of the date specified by the board of directors of such Participating Employer in its vote to adopt the Trust. In applying the Trust Agreement with respect to a Participating Employer, references to the Company in Sections 1, 2, 3, 4, 8, 9 and 14(e) shall mean or include (as the context requires) such Participating Employer.

(c) Any Participating Employer may elect at any time to discontinue its participation under the Trust by action of its board of directors and by filing written notice thereof with the Company. The accrued benefits of all participants in the Plan who are employees of such former Participating Employer shall be distributed at the time and in accordance with the provisions of the Plan. Notwithstanding the foregoing, all assets maintained in separate accounts with respect to such Participating Employer in the Trust shall, with the written consent of all Plan Participants (and beneficiaries of deceased participants) of such Participating Employer entitled to the current or future payment of benefits pursuant to the terms of the Plan at the time of such discontinuance, be returned to such Participating Employer.

(d) “Affiliated Employer” means any parent, subsidiary or affiliate of the Company.

Section 13

Amendment or Termination

(a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company.

(c) Upon written approval of Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company.

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Section 14

Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. To the extent any provision of this Trust Agreement is inconsistent with the terms of the Plan, this Trust Agreement shall govern.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned, either at law or in equity, alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of California.

(d) The Trustee shall bear no liability for acting upon any instruction or document believed by it in good faith to be genuine and to be presented or signed by a party duly authorized to do so, and the Trustee shall be under no duty to make any investigation or inquiry about the correctness of such instruction or document.

(e) Except as otherwise specifically provided herein, any dispute under this Trust Agreement shall be resolved by submission of the issue to a member of the American Arbitration Association who is chosen by the Company and the Trustee and located in San Francisco, California. If the Company and the Trustee cannot agree on such a choice, each shall nominate a member of the American Arbitration Association, and the two nominees shall then select an arbitrator in San Francisco, California.

(f) The Trustee is authorized to tape record conversations between the Trustee and persons acting on behalf of the Company or a Participant in the Plan to verify data on transactions.

(g) The Company represents, warrants and covenants to CSTC that the Plan is not, and will not be, subject to the provisions of Part 4 of Subtitle B of Title I of ERISA, and in the event the foregoing ceases to be true, or the Company becomes aware of facts that may cause the foregoing to no longer be true, then the Company agrees to promptly (and in no event later than 15 days after such cessation or becoming aware) notify CSTC. The Company further represents, warrants and covenants that CSTC is not, and will not be, a named fiduciary of the Plan.

© 2006 Charles Schwab Corporate and Retirement Services. All rights reserved. (1006-7642)	Page 11 of 17

EXECUTION PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed this 10th day of January, 2007 .

Business Staffing, Inc . (“Company”)

By:	/s/ Terry L. Cook
Terry L. Cook
Title:	Vice President

THE CHARLES SCHWAB TRUST COMPANY (“Trustee)

By:	/s/ David Johnson
Title:	Trust Officer

© 2006 Charles Schwab Corporate and Retirement Services. All rights reserved. (1006-7642)	Page 12 of 17

EXHIBIT A

Non-Qualified Deferred Compensation Plan(s)

Business Staffing Supplemental Deferred Compensation Plan (adopted 1/10/07)

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EXHIBIT B

Change of Control

For purposes of this Agreement, “Change of Control” means an event or series of events that result(s) in:

(a) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a “person” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the parent corporation of the Company (the “Parent Company”), a majority-owned subsidiary of the Parent Company, or an employee benefit plan of the Parent Company, or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 40% or more of the then outstanding voting of the Parent Company; Class A Units

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Parent Company’s Board of Directors (together with any new director whose election by the Parent Company’s Board of Directors or whose nomination for election by the Parent Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(c) all or substantially all of the business of the Parent Company is disposed of pursuant to a merger, consolidation, or other transaction in which the Parent Company is not the surviving corporation or the Parent Company combines with another Parent Company and is the surviving corporation (unless the shareholders of the Parent Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Parent Company (v) the combined Parent Company).

Notwithstanding the foregoing, no Change of Control shall occur for purposes of this Agreement unless and until (i) with respect to paragraphs (a) and (c), the Trustee has received written notice from the Chief Executive Officer or the President of the Parent Company stating that a Change of Control has occurred and specifying the date thereof, or (it) with respect to paragraph (b), the Trustee has received a report signed by a majority of the Parent Company’s Board of Directors indicating that the change in the composition of the Parent Company’s Board of Directors referred to in paragraph (b) has occurred.

© 2006 Charles Schwab Corporate and Retirement Services. All rights reserved. (1006-7642)	Page 14 of 17

EXHIBIT C

Investments

Acceptable Assets

Depending on the adequacy of the Trustee’s ability to support and administer the asset, the Trustee’s powers and duties over the asset, the type of account, the business risk, and other factors, the Trustee will accept assets for acquisition or holding in the Trust, including in a participant’s Personal Choice Retirement Account® (“PCRA”), Schwab’s self-directed brokerage account investment option, if selected by the Company. The Company or its delegate directing such investments (the “Directing Party”) shall be solely responsible for determining whether the investment is appropriate, prudent and permissible under applicable law, rules, and regulations, whether the investment is permissible under the terms of the Plan Documents; the economic viability of the underwriter, the diversification of Trust assets, and whether the investment will give rise to any adverse tax or securities regulation consequences. The Trustee does not (i) exercise investment management powers over the Trust, or (ii) determine whether a particular investment decision made by the Company or its delegate fits the investment objectives of the Trust or is otherwise appropriate for the Trust.

Subject to the foregoing subjective criteria, and to other policies and procedures that may be issued by the Trustee from time to time, the following types of assets are ordinarily acceptable in the Trust:

(a) Cash

(b) Publicly traded stock listed on a U.S. stock exchange or regularly quoted over-the-counter

(c) Publicly traded bonds listed on a U.S. bond exchange or regularly quoted over-the-counter

(d) Mutual funds available through the Charles Schwab & Co., Inc. Mutual Fund Marketplace

(e) Registered limited partnership interests, REITs and similar investments listed on a U.S. stock exchange or regularly quoted over-the-counter

(f) Commercial paper, bankers acceptances eligible for rediscounting at the Federal Reserve, repurchase and reverse repurchase agreements and other “money market” instruments for which trading and custodial facilities are readily available

(g) U.S. Government and U.S. Government Agency issues

(h) Municipal securities whose bid and asked values are readily available

(i) Federally insured savings accounts, Certificates of Deposit and Bank Investment Contracts. The Directing Party is responsible for determining Federal insurance coverage and limits and for diversifying Trust Fund assets in accordance with those limits.

(j) American Depository Receipts, Eurobonds and similar instruments listed on a U.S. exchange or regularly quoted domestically over-the-counter for which trading and custodial facilities are readily available.

(h) Life insurance, annuities, and Guaranteed Investment Contracts issued by insurance companies licensed to do business in one or more states in the U.S., including Corporate-Owned Life Insurance Policies (COLls)

Notwithstanding the above, the Company understands that in certain circumstances a particular investment may be determined by the Trustee to be unacceptable, even though it would be acceptable in other instances.

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Subject to the Trustee’s administrative capabilities and its sole determination of the business risk involved in holding the particular asset in question, a direction to invest the Trust (including a participant’s PCRA Account) in the following types of assets may be acceptable:

(a) Unregistered Limited Partnerships

(b) Other unregistered securities, closely held stock and other securities for which there is no readily available market

(c) Loans secured by First Deeds of Trust or other secured loans

(d) The securities of The Charles Schwab Corporation, its affiliates and subsidiaries. These securities may be subject to legal and regulatory prohibitions or restrictions.

(e) Foreign securities for which trading and custodial facilities are readily available.

(f) Covered put and call options (if held in self-directed brokerage accounts and authorized by the Administrator or its delegate)

(g) Real property

Certain of the above types of assets are not publicly traded, and original and/or current cost basis and periodic valuations may not be readily available. For such assets (each a “Non-Standard Asset”) accepted by the Trustee for acquisition or holding in the Trust, including in a PCRA Account, the Company acknowledges and agrees:

(a) To consult with competent tax, accounting, and/or legal counsel with respect to the requirements applicable to periodic valuations of such assets and to comply with such requirements, in particular as these impact the Company’s provision of directions to the Trustee with respect to such valuations.

(b) To provide the Trustee with directions with respect to the use of original and/or current cost basis with respect to each Non-Standard Asset, whenever such direction is requested by the Trustee or its affiliate, including but not limited to the time of transfer of such assets to the Trust.

(c) To provide the Trustee upon request with appropriate directions regarding the valuation of each Non-Standard asset.

(d) In the event that unrelated business taxable income (“UBTI”) is generated with respect to any Non-Standard Asset, to provide full and accurate information with respect to such UBTI as is necessary for the reporting of such UBTI. Should any applicable UBTI information not be provided to the Trustee, the Company acknowledges that the Trustee shall not have any responsibility or liability for, and shall not make any federal tax reports or filings that require, the reporting or inclusion of this information.

(e) To the extent that any legal documents required to effectuate the acquisition or holding of any Non-Standard Asset requires execution by a third party, including but not limited to a participant or beneficiary the Company agrees to provide such properly executed documents to the Trustee upon request within a reasonable timeframe prior to the transaction.

The Company understands that the Trustee reserves the right to refuse to purchase or hold any particular issue or asset described herein, including Non-Standard Assets. The Company acknowledges and agrees that the purchase and holding of any such assets may be subject to additional fees as set forth in the Trustee’s Fee Schedule. In addition, notwithstanding any general indemnity given elsewhere, the Trustee reserves the right to seek specific indemnity from the Company or other appropriate parties where the Trustee determines in its sole discretion that the acquisition or holding of a particular asset or class of asset involves unusual business risk.

© 2006 Charles Schwab Corporate and Retirement Services. All rights reserved. (1006-7642)	Page 16 of 17

Unacceptable Investments.

The following assets are unacceptable in the Trust:

(a) General partnerships or undivided interests in real property

(b) Tangible personal property (e.g., precious metals, gems, stamps, coins, motor vehicles, etc.)

(c) Foreign currency and bank accounts

(d) Short sales

(e) Commodity futures and forward contracts.

(f) Oil, gas and mineral interests.

(g) Intangible personal property (e.g., patents and rights).

(h) Unsecured loans.

© 2006 Charles Schwab Corporate and Retirement Services. All rights reserved. (1006-7642)	Page 17 of 17